EXHIBIT 10.08

Prepared by:

Catherine A. Tanck

Davenport, Evans, Hurwitz & Smith, LLP

206 W. 14th St., PO Box 1030

Sioux Falls, SD 57101-1030

(605) 357-1223

TERMINATION AGREEMENT

This TERMINATION AGREEMENT is made and entered into as of this 16 day of May, 2014, by and between SED, L.L.C., a South Dakota limited liability company, of 1100 E. 64th St. North, Sioux Falls, SD 57104, hereinafter referred to as “Seller”, and Verity Farms, L.L.C., a South Dakota limited liability company, of 47184 258th St., Sioux Falls, SD 57107, hereinafter referred to as “Buyer.”

WITNESSETH:

WHEREAS, Seller sold to Buyer, and Buyer purchased from Seller, pursuant to a contract for deed dated December 28, 2012, (“Contract for Deed”), that certain real estate located in Mitchell County, Georgia, which is legally described on Exhibit A, attached hereto and incorporated herein by this reference, which real estate is referred to herein and in the Contract for Deed as the “Property”; and

WHEREAS, the Contract for Deed provided for payment of a total purchase price of Five Hundred Thousand Dollars ($500,000.00), together with interest from and after the date of the Contract for Deed, at the rate of six percent (6%) per annum, payable in annual installments of principal and interest, commencing on September 20, 2013, and continuing on the same date of the succeeding four (4) calendar years, and with a balloon payment of all unpaid principal and accrued interest due on September 20, 2017; and

WHEREAS, Seller has not received any payments from Buyer to date of principal or interest under the Contract for Deed and, as such, Buyer is in default thereunder; and

WHEREAS, the parties now desire to terminate the Contract for Deed by mutual agreement and to return the Property to the Seller,

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Termination. The parties agree that in lieu of proceeding under the default and remedy provisions of Sections 15 and 16 of the Contract for Deed, the parties by mutual agreement hereby agree that the Contract for Deed shall terminate on _____________, 2014 (“Termination Date”). Prior to the Termination Date, Buyer shall vacate the Property and surrender and return the Property to the Seller in substantially the same condition as it was on December 28, 2012.

2. Existing Leases and Contracts. Buyer warrants and represents and agrees as follows:

(a) the Property is subject to no leases or other contracts except (i) leases that were in place on December 28, 2012, and to which no modifications or amendments have since been made; or (ii) other leases or other contracts to which Seller gave its prior written consent;

(b) to Buyer’s knowledge, no liens, restrictions or encumbrances have been placed on the Property from and after December 28, 2012, with or without the permission of the Buyer; and

(c) Seller has paid and in the future may pay ad valorem taxes on the Property that were the obligation of Buyer under Section 5 of the Contract for Deed. Within six (6) months following the date hereof or, if later, within six (6) months following the date of payment by Seller, Buyer agrees to reimburse Seller for the same, together with interest at the rate of three percent (3%) per annum from the date paid by Seller until reimbursement is made hereunder;

(d) Buyer has complied, in full, with all its obligations to pay utilities under Section 8 of the Contract for Deed up through the Termination Date;

(e) Buyer has complied, in full, with all its obligations under Section 9 of the Contract for Deed up through the Termination Date:

(f) Buyer has complied, in full, with all its obligations under Section 19 of the Contract for Deed up through the Termination Date:

(g) Buyer has not assigned all or any part of the Contract for Deed in violation of Section 25 of the Contract for Deed up through the Termination Date;

(h) To the best knowledge of Buyer, the Property is free of any contaminants or hazardous waste and Buyer has complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions pertaining to and affecting the Property and Buyer has installed no underground storage tanks of the Property; and

(i) upon execution of this Termination Agreement by both parties, Buyer shall deliver to Seller a duly executed Quit Claim Deed in the form attached as Exhibit B.

3. Mutual Release. Upon Buyer and Seller satisfying their obligations as set forth in this Termination Agreement, and subject to such satisfaction:

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(a) Except as provided herein, Seller releases, discharges and waives any claims, known or unknown, against Buyer and its officers, directors, managers, members, affiliates (including but not limited to Verity Corp.) or agents, and their respective successors and assigns, arising out of or in any way connected to the Contract for Deed through the date hereof, including its right to accrued interest. The foregoing release discharge, and waiver shall not apply to any claim that Seller may have for indemnification under Section 11 of the Contract for Deed for injuries occurring on or before the Termination Date or for reimbursement of ad valorem taxes, with interest, under Section 2(c) hereof; and

(b) Buyer releases, discharges and waives any claims, known or unknown, against Seller and its officers, managers, members or agents, and their respective successors and assigns, arising out of or in any way connected with the Contract for Deed through the date hereof.

Nothing in this Section shall operate as a release of any party from its liabilities and obligations arising under this Termination Agreement.

4. Binding Effect. This Termination Agreement shall be for the benefit of, and shall be binding upon, the parties hereto and their respective successors and assigns.

5. Final Agreement. This Termination Agreement shall constitute the final agreement and understanding of the parties on the subject matter hereof. This Termination Agreement may be modified only by a further writing signed by both parties.

6. Governing Law; Illegality. This Termination Agreement shall governed by the laws of the State of South Dakota, without regard to its conflict of law provisions. If one or more of the provisions contained herein shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Termination Agreement, and this Termination Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein, and shall be enforced to the maximum extent permitted by law.

7. Counterparts. This Termination Agreement may be executed in any number of counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have caused this Termination Agreement to be executed by their duly authorized representatives as of the ___ day of ___________, 2014.

SED, L.L.C.

By:	/s/ DUANE SPADER
Its:	Member

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Signed, sealed and delivered in the presence of the undersigned this ___ day of _____________, 2014.

Witness

Notary Public

VERITY FARMS, L.L.C.

By:	/s/ VERLYN SNELLER
Its

Signed, sealed and delivered in the presence of the undersigned this ___ day of _____________, 2014.

Witness

Notary Public

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Exhibit A

Legal Description

All that tract or parcel of land in the City of Pelham, containing 6.82 acres, and being a part of Lot of Land No. 266 in the 10th Land District of Mitchell County, Georgia and being more particularly described as follows: Begin at a point on the western edge of U.S. Highway 19, also known as State Route No. 333, which point is south 04 degrees 17 minutes east 514 feet from the north line of Lot No. 266, and with said point as the point of beginning, running thence along the western edge of the right of way of U.S. Highway 19, also known as State Route No. 333, as follows: South 04 degrees 17 minutes east 257.3 feet, north 85 degrees 43 minutes east 10.0 feet, south 04 degrees 17 minutes east 758 feet to a point where the western edge of the right of way of said highway is intersected by the run of a branch, thence north 83 degrees 31 minutes west along the run of a branch 305.4 feet to a point, thence north 04 degrees 17 minutes west 700.9 feet, thence south 85 degrees 43 minutes west 10 feet, thence north 04 degrees 17 minutes west 266 feet to a point, thence north 87 degrees 23 minutes east 300.1 feet to the western edge of the right of way of said highway, the point of beginning.

This description according to a plat of survey of same by G.E. Warren, Georgia Registered Land Surveyor No. 925, dated July 11, 1966, and recorded in Plat Book 5, Page 176, Office of Clerk of Superior Court, Mitchell County, Georgia.

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Exhibit B

Quit Claim Deed

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